Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2005 (except for the fourth paragraph of Note 1, as to which the date is April         , 2005), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-122156) and related Prospectus of XenoPort, Inc. for the registration of its common stock.

ERNST & YOUNG LLP

San Jose, California
April       , 2005

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in the fourth paragraph of Note 1 to the financial statements.

/s/ ERNST & YOUNG LLP

San Jose, California
April 7, 2005